Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 784-1845 (914) 789-2800 www.progenics.com

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com

PROGENICS RECEIVES $40 MILLION MILESTONE FOLLOWING FDA APPROVAL OF RELISTOR FOR OIC PATIENTS
 WITH CHRONIC NON-CANCER PAIN

Tarrytown, NY, October 6, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today received a $40 million milestone payment from its worldwide collaboration partner, Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP), upon the US Food and Drug Administration's approval last week of RELISTOR® Subcutaneous Injection for opioid-induced constipation in patients with chronic non-cancer pain. Progenics also provided additional information on its commercial arrangements with Salix for the expanded indication.
"This new indication approval is a significant milestone for Progenics, creating the potential for additional revenue for the Company. While future commercial activity and development efforts are never guaranteed, today's milestone payment immediately strengthens our balance sheet, and the expanded indication could ultimately result in larger royalty and milestone revenues in the future," said Mark Baker, Chief Executive Officer of Progenics. "We will continue to work with Salix to advance regulatory efforts for RELISTOR in Europe, as well as to seek regulatory approval of an oral formulation of the drug, which has already completed a successful phase 3 clinical trial. And our ultimate Company-wide goal is to leverage RELISTOR success to build shareholder value, both through the efficient development of a high-value, oncology-focused pipeline and in exploring unique strategic opportunities, such as our acquisition of Molecular Insight last year."
Under the 2011 Salix-Progenics collaboration, Progenics is also entitled to up to $50 million upon approval of an oral RELISTOR product in the U.S. Salix is also obligated to pay commercialization milestones of up to $200 million. The commercialization milestone payments range from $10 million when calendar-year U.S. net sales first exceed $100 million, to $75 million when such sales first exceed $1 billion. One or more, or all, commercialization milestones could become payable within the same calendar year if the specified sales levels are met. Progenics also receives royalties from Salix and its affiliates based on the following royalty scale: 15% on calendar-year worldwide net sales by Salix and its affiliates up to $100 million, 17% on the next $400 million of such sales, and 19% on such sales over $500 million. Progenics is also entitled to receive 60% of revenues received by Salix from ex-U.S. sublicensees of RELISTOR.

About Opioids, Constipation and RELISTOR (methylnaltrexone bromide)
Opioid analgesics are frequently prescribed for patients with chronic pain, including patients with advanced illness. An estimated 27 million patients in the US take opioids for chronic pain. Constipation is one of the most common and distressing side effects in patients receiving chronic opioid therapy. Approximately 40% of chronic pain patients, or nearly 11 million patients, receiving opioid therapy will experience OIC. RELISTOR is the first approved medication that specifically targets the underlying cause of OIC.
RELISTOR is a peripherally acting mu opioid receptor antagonist (PAMORA) specifically designed to block the constipating effects of opioids in the gastrointestinal tract. The unique molecular structure of RELISTOR restricts it from crossing the blood-brain barrier and interfering with the analgesic effect of opioids.
RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied in the advanced illness population. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia. In the 28 member countries of the EU, as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of OIC in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending. RELISTOR is under license to Salix Pharmaceuticals, Inc. from Progenics Pharmaceuticals, Inc.
For more information about RELISTOR, please visit www.RELISTOR.com
Important Safety Information about RELISTOR
RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.
Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.
Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.
Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.
Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.
RELISTOR may precipitate opioid withdrawal in a fetus and should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. In nursing mothers, a decision should be made to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.
In the clinical study in adult patients with opioid-induced constipation and chronic non-cancer pain, the most common adverse reactions (≥ 1%) were abdominal pain, nausea, diarrhea, and hyperhidrosis, hot flush, tremor, and chills.
In clinical studies in adult patients with opioid-induced constipation and advanced illness, the most common adverse reactions (≥ 5%) were abdominal pain, flatulence, nausea, dizziness, and diarrhea.
Please see complete Prescribing Information for RELISTOR.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic in a two-cohort phase 2 clinical trial and a small molecule imaging agent that has completed patient dosing in a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, RELISTOR (methylnaltrexone bromide) Subcutaneous Injection for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

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